NATIONS FUNDS TRUST

NATIONS LIFEGOAL GROWTH PORTFOLIO
NATIONS LIFEGOAL BALANCED GROWTH PORTFOLIO
NATIONS LIFEGOAL INCOME AND GROWTH PORTFOLIO

Supplement dated March 4, 2003
to Prospectuses dated August 1, 2002, as supplemented

1.	The prospectuses for all share classes of Nations LifeGoal Growth Portfolio, Nations LifeGoal Balanced Growth Portfolio and Nations LifeGoal Income and Growth Portfolio (each a “Portfolio”) are hereby supplemented to reflect the addition and deletion of certain underlying Fund categories and the deletion of an underlying Fund as follows:

(a)	Nations LifeGoal Growth Portfolio: The underlying Fund category for “Emerging markets stock fund” which had a target allocation of 0-5% and its corresponding underlying Fund, Nations Emerging Markets Fund are removed from the allocation chart. All references to Nations Emerging Markets Fund and any related information are deleted throughout the prospectus. In addition, a new underlying Fund category is added for “Convertibles securities fund” with a target allocation of 0-10% and a corresponding underlying Fund, Nations Convertible Securities Fund. Information for Nations Convertible Securities Fund is provided below.

(b)	Nations LifeGoal Balanced Growth Portfolio and Nations LifeGoal Income and Growth Portfolio: A new underlying Fund category is added to the allocation chart for “Convertibles securities fund” with a target allocation of 0-10% and a corresponding underlying Fund, Nations Convertible Securities Fund. Information for Nations Convertible Securities Fund is provided below. In addition, the underlying Fund, International Bond Portfolio is removed from the allocation chart. All references to International Bond Portfolio and any related information are deleted throughout the prospectus.

2.	Risks and other things to consider:

(a)	The following risks relating to the addition of Nations Convertible Securities Fund are inserted under the heading “Risks and other things to consider” for each Portfolio as needed:

•	Convertible securities risk – The Portfolio allocates assets to Funds that invest in convertible securities. The issuer of a convertible security may have the option to redeem it at a specified price. If a convertible security is redeemed, the underlying Fund may accept the redemption, convert the convertible security to common stock, or sell the convertible security to a third party. Any of these transactions could affect the underlying Fund’s ability to meet its objective.

•	Interest rate risk – The Portfolio allocates assets to Funds that may invest in fixed income securities. The prices of fixed income securities will tend to fall when interest rates rise. In general, fixed income securities with longer terms tend to fall more in value when interest rates rise than fixed income securities with shorter terms.

•	Credit risk – An underlying Fund that invests in fixed income securities could lose money if the issuer of a fixed income security is unable to pay interest or repay principal when it’s due. Fixed income securities with the lowest investment grade rating or that aren’t investment grade are more speculative in nature than securities with higher ratings, and they tend to be more sensitive to credit risk, particularly during a downturn in the economy.

3.	General:

(a)	The following overview of objective and principal investments relating to the addition of Nations Convertible Securities Fund is inserted in the chart under the heading “About the Nations Funds”:

	The Fund’s investment objective	What the Fund invests in

Convertible Securities Fund Nations Convertible Securities Fund	To provide investors with a total investment return, comprised of current income and capital appreciation, consistent with prudent investment risk	• At least 80% of its assets in convertible securities. Most convertible securities are issued by U.S. issuers and are not investment grade.
• The Fund may invest up to 15% of its assets in Eurodollar convertible securities
• The team generally chooses convertible securities that are rated at least “B” by a nationally recognized statistical rating organization but may choose unrated securities if it believes they are of comparable quality at the time of investment

(b)	The chart under the heading “How the Portfolios are managed — Banc of America Capital Management, LLC” outlining the BACAP asset management team that is responsible for making the day-to-day investment decisions for certain underlying Funds should identify that BACAP’s Income Strategies Team makes the day-to-day investment decisions for Nations Convertible Securities Fund.

(c)	The portfolio manager information under the heading “How the Portfolios are managed — Marsico Capital Management, LLC” should be modified to identify that effective February 1, 2003, Mr. Thomas F. Marsico and Mr. James A. Hillary co-manage Nations Marsico Focused Equities Master Portfolio in which Nations Marsico Focused Equities Fund invests all of its assets.